Exhibit 99.1

Nkarta Reports Second Quarter 2024 Financial Results and Corporate Highlights

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Enrollment expected to initiate by year-end 2024 in second clinical trial of NKX019 in autoimmune disease, Ntrust-2, for treatment of systemic sclerosis, myositis and vasculitis
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Preliminary clinical data from Ntrust-1 and Ntrust-2 clinical trials planned for 2025
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Cash balance of $426.7 million on June 30, 2024, including cash, cash equivalents and investments, expected to fund operations into late 2027

SOUTH SAN FRANCISCO, Calif., August 13, 2024 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies, today reported financial results for the second quarter ended June 30, 2024.

“Patients remain our focus, and early execution on our clinical trials across disease areas is a testament to that commitment,” said Paul J. Hastings, CEO of Nkarta. “NKX019 has the potential to reach people living with a wide range of autoimmune diseases, and we will continue to evaluate ways to maximize our impact in this field. Our cellular engineering enables us to evaluate a reduced toxicity lymphodepletion regimen, to limit hospitalization and patient burden, and spare the complications of other agents.”

Continued execution in clinical development of NKX019 for autoimmune diseases

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Received clearance from FDA of second Investigational New Drug (IND) application for NKX019 in autoimmune disease, supporting the planned initiation of Ntrust-2, a clinical trial of NKX019 for the treatment of systemic sclerosis, myositis and vasculitis. Patients enrolled in Ntrust-2 will receive three doses of NKX019 on Days 0, 3, and 7 following lymphodepletion (LD) with single-agent cyclophosphamide (cy).
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Initiation of an investigator-sponsored trial (IST) of NKX019 in systemic lupus erythematosus (SLE) with or without LN by researchers at Columbia University Irving Medical Center. Patients enrolled in the IST will receive three doses of NKX019 on Days 0, 3, and 7 following LD with single-agent cy.

Autoimmune milestones 2024-2025

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Initiation of patient enrollment in Ntrust-2 clinical trial expected by year-end 2024.
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Preliminary clinical data from Ntrust-1 and Ntrust-2 clinical trials planned for 2025.

Mid-year update for NKX019 in non-Hodgkin lymphoma (NHL)

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Nkarta presented follow-up data from its Phase 1 clinical trial of NKX019 in relapsed/refractory NHL at the Pan Pacific Lymphoma Conference in July 2024, including follow-up on 4 patients who were retreated and re-entered complete response (CR), demonstrating the safety and encouraging effectiveness (4/4 CR) of retreatment.
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Nkarta previously opened a cohort with a compressed (7-day) dosing schedule, where patients with large B-cell lymphoma (LBCL) who have progressed following CAR T therapy receive NKX019 on Days 0, 3, and 7 following LD with fludarabine (flu) and cy.
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Nkarta has completed enrollment of patients into the 7-day dosing cohort in LBCL following CAR T and expects to announce data from this cohort in late-2024.
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Future development of NKX019 in NHL will be contingent on favorable outcomes from the seven patients that have been treated in the new cohort.

Leadership Updates

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In July 2024, Nadir Mahmood, Ph.D., joined Nkarta as President, and David R. Shook, M.D., was promoted to Chief Medical Officer, Head of Research & Development, with both executives reporting to Paul J. Hastings, Chief Executive Officer.
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In June 2024, George Vratsanos, M.D., FACR, an accomplished biopharmaceutical executive with scientific and clinical expertise in immunology and autoimmunity, joined Nkarta’s Board of Directors.

Second Quarter 2024 and Recent Financial Highlights

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Nkarta had cash, cash equivalents, restricted cash, and investments in marketable securities of $426.7 million as of June 30, 2024.
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Research and development (R&D) expenses were $23.1 million for the second quarter of 2024. Non-cash stock-based compensation expense included in R&D expense was $2.2 million for the second quarter of 2024.
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General and administrative (G&A) expenses were $7.6 million for the second quarter of 2024. Non-cash stock-based compensation expense included in G&A expense was $2.2 million for the second quarter of 2024.
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Net loss was $25.0 million, or $0.34 per basic and diluted share, for the second quarter of 2024. This net loss includes non-cash charges of $6.7 million that consisted primarily of share-based compensation and depreciation expenses.

Financial Guidance

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Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into late 2027.

About NKX019

NKX019 is an allogeneic, cryopreserved, off-the-shelf immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed CAR for enhanced cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal B cells as well as those implicated in autoimmune disease and B cell-derived malignancies.

About Ntrust Clinical Trials in Autoimmune Disease

Ntrust-1 and Ntrust-2 are multi-center, open label, dose escalation clinical trials that build on academic studies of durable, drug-free remissions in patients with autoimmune disease after CD19-targeted cell therapy. Both trials will assess the safety of NKX019 in people living with autoimmune diseases as well as its ability to enable long-term remissions via a “reset” of the immune system through the elimination of pathogenic B cells. Per the trial protocols, patients receive three-dose cycles of NKX019 at 1 billion or 1.5 billion cells per dose following single-agent lymphodepletion with cyclophosphamide, an agent with an established safety profile across autoimmune diseases. Leveraging the engineering of NKX019, no patients in either trial will receive supplemental cytokines or antibody-based therapeutics. This approach is designed to evaluate the single-agent activity of NKX019 and facilitate a more rapid path to regulatory approval.

In the Ntrust-1 study, patients with refractory lupus nephritis receive NKX019 on Days 0, 7 and 14. Patients in Ntrust-1 may also receive additional cycles to restore response.

Once initiated, Ntrust-2 will enroll patients with systemic sclerosis (scleroderma), idiopathic inflammatory myopathy (myositis), and ANCA-associated vasculitis into parallel cohorts, and NKX019 will be dosed on Days 0, 3, and 7, a regimen that may be advantageous across all Nkarta clinical trials. Each trial is designed to initially enroll up to 12 patients.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep therapeutic activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s position, plans, strategies, and timelines (including initiation of further clinical trials) for the continued and future clinical development and commercial potential of its product candidates, including NKX019 for the treatment of autoimmune disease, including lupus, systemic sclerosis, myositis, and vasculitis; the therapeutic potential, accessibility, tolerability, advantages, and safety profile of NK cell therapies, including NKX019 for the treatment of autoimmune diseases, including lupus, systemic sclerosis, myositis, and vasculitis, and NHL; Nkarta’s plans and timelines for the future availability and disclosure of clinical data from Ntrust-1 and Ntrust-2 or other updates regarding Nkarta’s clinical trials; and Nkarta’s expected cash runway. Interim clinical data for NKX019 included in this press release are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more data on existing patients become available.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of NKX019; that Nkarta may be delayed in initiating, enrolling or completing its clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; and the complexity of the manufacturing process for CAR NK cell therapies.

These and other risks and uncertainties are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating expenses
Research and development	$ 23,130	$ 25,122	$ 48,367	$ 51,257
General and administrative	7,585	11,736	15,110	19,914
Total operating expenses	30,715	36,858	63,477	71,171
Loss from operations	(30,715)	(36,858)	(63,477)	(71,171)
Other income, net:
Interest income	5,724	3,570	8,970	7,035
Other (expense) income, net	(2)	1	(4)	34
Total other income, net	5,722	3,571	8,966	7,069
Net loss	$ (24,993)	$ (33,287)	$ (54,511)	$ (64,102)

Net loss per share, basic and diluted	$ (0.34)	$ (0.68)	$ (0.88)	$ (1.31)
Weighted average shares used to compute net loss per share, basic and diluted	73,494,523	48,970,391	62,088,495	48,946,018

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2024	December 31, 2023
Assets
Cash, cash equivalents, restricted cash and investments	$ 426,650	$ 250,932
Property and equipment, net	77,551	79,326
Operating lease right-of-use assets	39,374	39,949
Other assets	10,511	8,678
Total assets	$ 554,086	$ 378,885
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$ 15,329	$ 17,261
Operating lease liabilities	85,573	88,339

Total liabilities	100,902	105,600
Stockholders’ equity	453,184	273,285
Total liabilities and stockholders’ equity	$ 554,086	$ 378,885

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com